                                                                    EXHIBIT 10.2

                           ASSET PURCHASE AGREEMENT dated as of March 11 1999,
                  between DAG ACQUISITION CORP., a Delaware corporation (the "Purchaser"), THE PIETRAFESA CORPORATION, a Delaware corporation (the "Parent"), JARROD NADEL ("Nadel"), and DIVERSIFIED APPAREL GROUP, LTD., a New York corporation ("DAG" or the "Seller").


                  WHEREAS, Seller desires to sell to Purchaser, and Purchaser wishes to purchase all of the assets of Seller, except as otherwise provided herein, upon the terms and subject to the conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the premises and the respective agreements hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I

                                  Defined Terms
                                  -------------

                  1.01. Defined Terms. The following terms, not defined elsewhere in this Agreement, shall have the following meanings:

                  "Affiliate" shall mean, as to the party specified, any Person which directly or indirectly through ownership of stock or through any other arrangement either controls, is controlled by or is under common control with, such party. The term "control" shall mean the power to direct the affairs of such Person by reason of ownership of equity interests, by contract or otherwise.

                  "Applicable Accounting Principles" shall mean United States Generally Accepted Accounting Principles, applied on a consistent basis throughout the periods indicated except as disclosed in footnotes to the financial statements.

                  "Business" shall mean the business presently conducted by Seller, including, without limitation, the merchandising and sourcing of tailored clothing and dress shirts to value-priced apparel retailers.

                  "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in New York City.

                "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Contracts" shall mean the leases, rental agreements, insurance policies, sales orders, collective bargaining agreements, union contracts, licenses, agreements, permits, purchase orders, commitments and any and all other contracts or binding arrangements (including, capital commitments), whether written or oral, express or implied, of Seller or by which any of its Assets are bound.

                  "Dollars" and "$" shall mean, unless otherwise specified, United States Dollars.

                  "Encumbrances" shall mean, to the extent applicable, all liens (including liens for Taxes), mortgages, security interests, leases, options, claims, charges, restrictions, rights of first refusal or first offer, easements or other similar encumbrances.

                  "Environmental Laws" shall mean all applicable Federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree or judgment, imposing liability or standards of conduct for the protection, preservation or restoration of the environment (including ambient air, surface water, groundwater, drinking water, wetlands, land surface or subsurface strata, animal life and vegetation) and human health and safety. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. ss.ss. 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. ss.ss. 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss.ss. 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. ss.ss. 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. ss.ss. 2601 et seq.); the Clean Air Act (42 U.S.C. ss.ss. 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. ss.ss. 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. ss.ss. 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. ss.ss. 300(f) et seq.), each as amended and in effect on the date hereof, and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

                  "Environmental Permits" shall mean all material permits, licenses and authorizations of all governmental authorities required by Seller for the conduct of its operations as currently conducted under all applicable Environmental Laws.

                  "Hazardous Material" shall mean any substance, material or waste which is regulated by or forms the basis of liability under any Environmental Laws, including any material or substance which is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Law, (b) polychlorinated biphenyls (PCB's) or
         (c) any radioactive substance.

                 "Historical Financial Statements" shall mean Seller's audited financial statements (balance sheets, statements of income and statements of cash flows) for the fiscal year ending December 31, 1997 and December 31, 1998, and Seller's unaudited quarterly financial statements for the third quarter of 1998, copies of which are included in Schedule 3.05.

                  "Income Taxes" shall mean all Taxes on or measured by net income, gross profits or net profits, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, domestic or foreign.

                  "Intellectual Property Rights" shall mean the names "Diversified Apparel Group Ltd." and all Patents, Trademarks, Trade Names, copyrights, and confidential and proprietary drawings, designs, inventions, trade secrets, and customer and supplier lists of Seller.

                  "IPO" shall mean an initial public offering of the Pietrafesa Stock.

                  "Patents" shall mean patents (including all reissues, divisions, continuations, continuations in part and extensions thereof), patent applications and patent disclosures docketed.

                  "Permitted Encumbrances" shall mean, to the extent applicable, Encumbrances which (a) are liens for Taxes not yet due and payable, or
         (b) are mechanics', carriers', materialmen's, landlords', workers' or other similar liens incurred in the ordinary course of business.

                  "Person" shall mean any natural person, corporation, limited liability company, unincorporated association, partnership, joint venture or other entity.

                  "Pietrafesa Stock" shall mean the common stock of the Parent issued pursuant to the IPO.

                  "Pre-Tax Income" shall mean the net income, including the gain or loss on discontinued operations or extraordinary items, of the Business for financial reporting purposes prepared in accordance with Applicable Accounting Principles before any provision for Federal and state income taxes, excluding any good will amortization expense related to this Agreement.

                  "Purchaser Parties" shall mean the Purchaser and the Parent.

                 "Taxes" shall mean all taxes on, or measured by or referred to as, income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, customs, duties or similar assessments or charges, together with any interest and any penalties, additions to tax or additional similar amounts imposed by any taxing authority, domestic or foreign, with respect thereto.

                  "Tax Returns" shall mean all material returns, reports and statements relating to Taxes that are required to be filed with any appropriate domestic or foreign taxing authority.

                  "Trade Names" shall mean trade names embodying goodwill of Seller, whether or not registration has been obtained or an application for registration is pending.

                  "Trademarks" shall mean trademarks, service marks, brand names, brand marks, trade dress, logos and all other names and slogans associated with products of Seller, whether or not registered, and all registrations thereof and pending applications therefor.

                  1.02. Other Definitions. The following terms are defined in the sections indicated:

                           Term                                        Section
                           ----                                        -------

                  "Asset Adjustment Amount"                            2.05(b)
                  "Assets"                                             2.01
                  "Benefit Plans"                                      3.12
                  "Claims"                                             8.04
                  "Closing"                                            2.08
                  "Closing Date"                                       2.08
                  "Closing Date Balance Sheet"                         2.05
                  "Closing Date Payment Amount"                        2.04
                  "COBRA"                                              3.12
                  "Deferred Purchase Price"                            2.04
                  "Delayed Obligations"                                2.06
                  "Employment Agreement"                               6.03
                  "ERISA"                                              3.12
                  "Excluded Assets"                                    2.02
                  "Liabilities"                                        2.03
                  "Improvements"                                       3.07
                  "Losses"                                             8.02
                  "Notice of Disagreement"                             2.06
                  "Obligation"                                         2.06
                  "Postponed Obligations"                              2.06
                  "Pre-Tax Income Target"                              2.06
                  "Purchase Price"                                     2.04
                  "Real Property"                                      3.07
                  "Statement"                                          2.06

                  1.03. Accounting Terms. Any accounting terms used in this Agreement shall, unless otherwise specifically provided, have the meanings given them in accordance with, and all financial computations hereunder shall, unless otherwise specifically provided, be computed in accordance with, the Applicable Accounting Principles.

                  1.04. Other Rules of Construction. References in this Agreement to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise indicated. Words in the singular include the plural and in the plural include the singular. The word "or" is not exclusive. The words "including", "includes", "included" and "include", when used, are deemed to be followed by the words "without limitation".


                                   ARTICLE II

                               The Asset Purchase
                               ------------------

                  2.01. Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, free and clear of all Encumbrances (except Permitted Encumbrances), all right, title and interest in and to all of the assets of Seller other than the Excluded Assets as hereinafter defined (such assets being hereinafter referred to as the "Assets"), including, without limitation, the following:

                  (i) all inventory, accounts receivable, machinery, equipment, supplies and other personal property owned by Seller on the date hereof;

                  (ii) all of Seller's books, records, reports, documents and files, including without limitation, customer and supplier lists, sales data, brochures, catalogs, mailing lists, art work, photographs and advertising material, accounting data, property records, manufacturing records and personnel records, whether in electronic form or otherwise. In addition, upon request, Seller shall provide Purchaser with copies of all of Seller's tax records and tax returns;

                  (iii) all right, title and interest in and to any Intellectual Property Rights of Seller, and all files relating thereto;

                  (iv) all right, title and interest in and to the goodwill of Seller;

                  (v) all prepaid expenses of, or for the benefit of, the Seller;

                  (vi) all the real property of Seller, together with all rights, titles, appurtenant interests, covenants, licenses, remainders, reversions, privileges and benefits thereunto belonging, including all right, title and interest in and to any easements, rights-of-way, rights of ingress or egress or other interests in, on or under any land, highway, street, road or avenue, open or proposed, in, on, across, in front of, abutting or adjoining such real property; and

                  (vii) all other assets of the Seller (including without limitation all causes of action, contract rights and warranty and product liability claims, whether or not in litigation on the date hereof).

                  2.02. Assets Not Purchased. It is understood and agreed by the parties that the Assets shall not include the assets listed on Schedule 2.02 (the "Excluded Assets").

                  2.03. Assumed Liabilities. Purchaser shall assume no liabilities of Seller in connection with the transactions contemplated by this Agreement, except (i) for liabilities relating to Contracts assumed by Purchaser or acquired by Purchaser hereunder, and (ii) as otherwise specifically set forth on Schedule 2.03 (collectively, the "Liabilities"). The Liabilities shall include all current liabilities incurred in the ordinary course of business on or prior to the Closing Date, whether or not reflected on the books of the Seller at the Closing Date.

                  2.04. Purchase Price. Subject to adjustment in accordance with Sections 2.05 and 2.06 below, in consideration of the sale and transfer to Purchaser of the Assets on the Closing Date, Purchaser shall pay to Seller the following (the "Purchase Price"): (i) $800,000 in cash, payable to Seller on the Closing Date by wire transfer of immediately available funds (the "Closing Date Payment Amount"); (ii) $400,000 in the form of a promissory note payable to Seller (in the form of Exhibit 2.04 hereto, the "Note"), which Note shall bear interest at a rate of 10% per annum; and (iii) in accordance with the timetable set forth in Section 2.06 below, the "Deferred Purchase Price." Purchaser and Seller acknowledge that the Note shall be an unsecured obligation of Purchaser and that the Note shall be subordinated to all existing and future bank debt of Purchaser and Parent. Seller agrees to execute all subordination agreements necessary to effect the foregoing.

                  2.05. Purchase Price Adjustment. (a) Seller agrees that it shall refund to Purchaser, pursuant to the terms of this Section 2.05, a portion of the Closing Date Payment Amount equal to the Asset Adjustment Amount (as defined below). As of the Closing Date, the books of Seller shall be deemed "closed," a physical inventory shall be taken of the Assets, and within 60 days (or such longer period as is required for an audit to be completed) of such date the independent auditors selected by Purchaser shall have performed a balance sheet audit of the Assets (at Purchaser's expense). Such auditors shall prepare a balance sheet based on such physical inventory in accordance with Applicable Accounting Principles (the "Closing Date Balance Sheet"). If requested, Seller and Nadel shall make reasonable efforts to assist Purchaser and its representatives in the preparation of the Closing Date Balance Sheet. The Closing Date Balance Sheet shall be binding on the parties hereto and shall constitute conclusive evidence of the net book value of the Assets.

                  (b) Promptly upon the Closing Date Balance Sheet being delivered to Seller, but in no event more than 10 days following such date, the Seller shall pay to Purchaser in immediately available funds the amount on a dollar-for-dollar basis by which the value of the Working Capital as reflected in the Closing Date Balance sheet is less than $[287,546]. For this purpose, Working Capital shall equal current assets (exclusive of cash, accounts receivable which have aged more than 100 days, and any amounts due from Nadel) less current liabilities (the amount of such shortfall, if any, shall be the "Asset Adjustment Amount").

                  2.06. Deferred Purchase Price. (a) Within ninety (90) days after the end of each of Purchaser's 1999 through 2003 fiscal years (or as soon thereafter as reasonably practicable), Purchaser shall prepare and deliver to the Seller financial statements for the Purchaser for such year, together with a statement (the "Statement") setting forth the Purchaser's Pre-Tax Income for such year, prepared in accordance with Applicable Accounting Principles. Such financial statements may consist of the financial statements of the Parent, including consolidating balance sheets and income statements setting forth the various subsidiaries/divisions of the Parent. On such financial statements, the Business shall be allocated overhead and other expenses (including the cost of capital employed by the Business) in accordance with the terms and procedure set forth in Schedule 2.06 (a) hereto and otherwise in accordance with Applicable Accounting Principles. If requested, Seller and Nadel shall make reasonable efforts to assist Purchaser and its representatives in the preparation of the Statement. During the forty-five (45) day period following Seller's receipt of the Statement, Seller, at its sole expense, will be permitted to review, or have its accountants, auditors or counsel review, all relevant working papers and books and records of the Purchaser relating to the Statement. Purchaser shall provide reasonable cooperation with this review. The Statement shall become final and binding upon the parties on the forty-fifth day following receipt thereof by Seller unless Seller delivers a written notice (a "Notice of Disagreement") to the Parent on or prior to such date that Seller disagrees with the statement. In order to be valid, any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and shall be accompanied by a certificate of Seller's independent auditors that they concur with each of the positions taken by Seller in the Notice of Disagreement. If a Notice of Disagreement is received by the Parent in a timely manner, then the Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any disputed matters are finally resolved in writing by the Arbitrator in accordance with the arbitration provision set forth in Section 2.07 hereto.

                  (b) In the event the Statement reveals that the Purchaser has achieved certain Pre-Tax Income targets (each, a "Pre-Tax Income Target") for the years 1999 through 2003, then Purchaser shall pay to Seller additional purchase consideration (the "Obligation") in the amounts set forth below:

                           Pre-Tax            Obligation
                        Income Target           Payable
                        -------------           -------

            1999         $521,000              $115,000
            2000         $573,000              $135,000
            2001         $630,000              $155,000
            2002         $693,000              $175,000
            2003         $762,000              $195,000

                  (c) Any annual portion of the Obligation in the amount of the annual payment set forth in clause 2.06(b) above will be forfeited in any year that the Purchaser does not achieve at least sixty percent (60%) of the Pre-Tax Income Target for that year. Any annual portion of the Obligation will be postponed by five (5) years (the "Postponed Obligations") in the amount set forth above in any year that the Purchaser achieves pre-tax income less than eighty-five percent (85%) of the Pre-Tax Income Target amount set forth above, but more than sixty percent (60%) for that year. Fifty percent (50%) of the Obligation will be deferred for five (5) years (the "Delayed Obligations") in any year that the Purchaser achieves a pre-tax income of less than the Pre-Tax Income Target but 85% or more of the Pre-Tax Income Target for that year. No portion of the Obligation shall be payable during or with respect to any period in which Nadel or Seller is in breach of a material contractual obligation to the Purchaser, the Parent or any of their Affiliates.

                  In any year that the Purchaser's Pre-Tax Income exceeds the relevant target set forth above, Seller may elect to have all or a portion of such excess credited to prior years (in chronological order) for which the Pre-Tax Income Targets have not been satisfied in full (other than years in which the Obligation was forfeited) rather than crediting such excess Pre-Tax Income to the year in which it is actually earned (thereby reducing or eliminating the bonus payable to Nadel in respect of such year under the Employment Agreement). Any Delayed or Postponed Obligations which are no longer deferrable as a result of the credit shall be paid at the time the credit is recognized. Forfeited Obligations will not be recognized as earned as a result of any such credit.

                  (d) The Obligation in respect of any year shall be paid to
                      Seller as follows:

                  (i) If no Notice of Disagreement is timely filed (or Seller notifies the Parent in writing that it accepts the Statement), Purchaser shall deliver the Obligation in the amount set forth above in cash or at the option of the Parent, in the event of an IPO, in shares of Pietrafesa Stock that are issued pursuant to an effective registration statement and which are free from any restrictions on resale. Such payment shall be delivered to Seller as soon as practicable, but in no event later than sixty-days following the delivery to Seller of the Statement;

                  (ii) If a Notice of Disagreement is timely filed, upon final resolution of the matter, Purchaser shall deliver the Obligation in the amount set forth above in cash or at the option of the Parent, in the event of an IPO, in shares of Pietrafesa Stock that are issued pursuant to an effective registration statement and which are free from any restrictions on resale; and

                  (iii) Postponed Obligations and Delayed Obligations shall be paid at their respective maturity (as determined in accordance with the first paragraph of this clause
                           (c)) in cash, or at the option of the Parent, in the event of an IPO, in shares of Pietrafesa Stock that are issued pursuant to an effective registration statement and which are free from any restrictions on resale;

provided, however, (x) any amounts due to Seller from Purchaser pursuant to this paragraph (d) and remain unpaid shall be subject to set off and deduction for amounts due from Nadel or Seller under this Agreement, including Sections 2.05 and Article VIII hereof, or any other agreements between Nadel and the Purchaser Parties, including the Employment Agreement and (y) any amounts due to Purchaser from Seller pursuant to this paragraph (d) and remain unpaid shall be subject to set off and deduction for amounts due from Purchaser under this Agreementor any other agreements between Nadel and the Purchaser Parties, including the Employment Agreement. In the event that a disagreement arises between Nadel and Purchaser, with respect to any such setoff or deduction provided in (x) and (y) of this proviso, Seller or Purchaser, as applicable in each case, shall be entitled to deliver a Notice of Disagreement to the other within ten (10) Business Days following such set off, and the Arbitration provisions of Section
2.07 hereof shall apply to such disagreement. With respect to any payment made by Purchaser under this paragraph (d) in shares of Pietrafesa Stock, such shares shall be valued at the average of the bid and ask price for such shares over the twenty trading days immediately preceding such issuance for the purpose of determining the number of shares to be issued to Seller. Any and all payments to Seller provided for under this Agreement which are the responsibility of Purchaser, and which are not paid when due, shall be the responsibility of, and shall timely be paid by, the Parent.

                  2.07. Arbitration of Accounting Disagreements. During the 30-day period following the delivery of a Notice of Disagreement under Section
2.06 above, Seller and the Parent shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. At the end of such 30-day period, if Seller and the Parent have not reached agreement on such matters, any portion of the Obligation not in dispute shall be payable to Seller not later than ten days after such date and otherwise in accordance with this Agreement, and the matters which remain in dispute shall be submitted to an arbitrator (the "Arbitrator") for review and resolution. The Arbitrator shall be an independent public accounting firm or such other person or persons as shall be agreed upon by the parties hereto in writing. The Arbitrator shall render a decision resolving the matters in dispute within 30 days following their submission to the Arbitrator unless, in the view of the Arbitrator, the dispute cannot be equitably resolved within such period, and then, upon written notice to the parties, it shall be resolved as soon as practicable in the discretion of the Arbitrator. All of the usual and customary fees and costs of the Arbitrator, if disagreements are submitted to the Arbitrator pursuant to this Section 2.07, shall be borne 50% by Purchaser and 50% by the Seller.

                  2.08. The Closing. Upon the terms and subject to the conditions set forth in this Agreement, the acquisition by Purchaser of the Assets (herein called the "Closing") shall take place at 10:00 a.m. at the offices of Roberts, Sheridan and Kotel, P.C. on or about March 31, 1999, or such other time, date and place as the parties shall agree upon, but in no event before the conditions set forth in Articles VI and VII shall have been satisfied or waived (the date of the Closing being herein referred to as the "Closing Date").

                  2.09. Allocation of Consideration. The consideration paid by Purchaser shall be allocated among the Assets as set forth on Schedule 2.09. Any adjustments to such consideration pursuant to Section 2.05 shall be allocated in the manner mutually agreed upon by Purchaser and Seller and set forth in
Schedule 2.09 hereof. Each of the parties must report this transaction for federal tax purposes in accordance with this allocation of the Purchase Price.

                  2.10. Further Assurances. From and after the Closing, upon written request from the Purchaser, Seller and Nadel shall execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required to sell, assign, transfer, convey and deliver the Assets to Purchaser.


                                   ARTICLE III

                    Representations and Warranties of Seller
                    ----------------------------------------

                  Seller and Nadel each represent and warrant to each of the Purchaser Parties that the statements made in this Article III are true, correct and complete as of the date hereof, and will continue to be true, correct and complete on the Closing Date:

                  3.01. Authority. The Seller has the requisite power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by Seller pursuant hereto and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and constitutes, and such other agreements and instruments when duly executed and delivered by Seller will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms. The execution and delivery by Seller of this Agreement and such other agreements and instruments and the consummation by Seller of the transactions contemplated hereby and thereby will not violate the Corporation Law of the State of New York, or conflict with, or result in any breach of, the Certificate of Incorporation, Bylaws or other organizational documents of Seller or any material indenture, mortgage, lease, agreement or other instrument to which Seller are a party or by which Seller, or its properties or assets, are bound. No material approval, authorization, consent or other order or action of or filing with any court, administrative agency, other governmental body or any other Person is required for the execution and delivery by Seller of this Agreement or such other agreements and instruments or the consummation by Seller of the transactions contemplated hereby or thereby.

                  3.02. Ownership of the Assets. The Seller has good and valid title to the Assets, free and clear of any Encumbrances, which Assets represent all assets currently used by Seller in the conduct of the Business. The Assets are not subject to any contract, agreement, arrangement, commitment or understanding other than this Agreement.

                  3.03. Organization and Qualification of Seller. The Seller is a corporation duly organized and validly existing under the laws of the State of New York. The Seller has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. The Seller is in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary. The Seller has made available to the Purchaser true and complete copies of the Certificate of Incorporation, as amended to date, and the By-laws, as in effect on the date hereof, of Seller.

                  3.04. Other Equity Interests. Except as set forth on Schedule 3.04, Seller does not directly or indirectly own any capital stock of or other equity interest in any Person.

                  3.05. Historical Financial Statements; No Undisclosed Liabilities. The Historical Financial Statements, true and complete copies of which are included in Schedule 3.05, were prepared in accordance with Applicable Accounting Principles and constitute fair and reasonable presentations of the financial position and results of operations of Seller, in all material respects, as of the dates and for the periods set forth therein. The Seller does not have any known, contingent or undisclosed obligations or liabilities which would be required in accordance with the Applicable Accounting Principles to be reflected in a currently prepared balance sheet or notes thereto, other than obligations or liabilities (i) that are reflected or disclosed in the Historical Financial Statements, (ii) that are disclosed in this Agreement or the Schedules hereto or (iii) that were incurred after June 30, 1998, in the ordinary course of business.

                  3.06. Absence of Material Adverse Changes. Except as disclosed in Schedule 3.06, and excluding any macroeconomic changes or conditions in national or local economies affecting the Business or its customers or suppliers generally, there have been no changes since December 31, 1997, which individually or in the aggregate have had a material adverse effect on the business, assets, financial condition or results of operations of Seller. Without limiting the foregoing, except as disclosed in Schedule 3.06, since December 31, 1997, Seller has not:

                  (i) redeemed or otherwise acquired any of its capital stock or issued any capital stock or any option, warrant or right relating thereto;

                  (ii) granted to any employee any increase in compensation except as required under existing agreements or in the ordinary course of business consistent with past practice;

                  (iii) incurred any liabilities, obligations or indebtedness for borrowed money or guaranteed any such liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice;

                  (iv) cancelled any material indebtedness owed to Seller, other than in the ordinary course of business consistent with past practice;

                  (v) made any material change in any method of accounting or accounting practice or policy;

                  (vi) acquired by merging or consolidating with, or by purchasing stock or a substantial portion of the assets of, or by any other manner, any material operating business, corporation, partnership, association or other business organization (or division thereof);

                  (vii) sold, leased or otherwise disposed of any of its assets except in the ordinary course of business consistent with past practice;

                  (viii)    entered into any material lease of real property;

                  (ix) modified, amended or terminated any lease of, or other material agreement pertaining to, real property (except modifications or amendments associated with renewals of leases in the ordinary course of business);

                  (x) engaged in any transaction outside Seller's ordinary course of business consistent with past practice;

                  (xi) suffered any event or occurrence which has had or could have a material adverse effect on Seller; or

                  (xii) suffered any damage to any of its significant assets that has or could have a material adverse effect.

                  3.07. Real Property and Improvements. Schedule 3.07 contains a list of all real property and interests in real property owned or leased by Seller (the "Real Property"). Except as set forth in Schedule 3.07, Seller has good and clear record and marketable title in fee simple to the Real Property set forth in Schedule 3.07 as being owned by it, in each case free and clear of all Encumbrances, other than Permitted Encumbrances and any Encumbrances described in or incorporated by reference into Schedule 3.07. The uses for which the buildings, facilities, and other improvements located on the Real Property (the "Improvements") are zoned do not materially restrict, or in any manner materially impair, the use of the Improvements for purposes of the businesses of Seller as conducted on the date of this Agreement. The Seller are the lessee of each of the leasehold estates set forth in Schedule 3.07 as being leased by it, and except as set forth in Schedule 3.07, is in possession of each of the premises purported to be so leased. Each such lease pursuant to which such leasehold estate is granted is valid and without any material default thereunder by Seller, or, to the knowledge of Seller, the landlord. Except as set forth in
Schedule 3.07, there are no pending or, to the knowledge of Seller, threatened, condemnation, eminent domain or similar proceeding with respect to the Real Property or the Improvements and no special taxes or assessments relating to any part of the Real Property, and no public improvements that may result in a special tax or assessment against any part of the Real Property, are proposed, in progress or completed. To the knowledge of Seller, there are no structural defects in the buildings and other improvements situated on the real property owned or leased by Seller, and all such facilities are in all material respects in good condition and working order (reasonable wear and tear excepted) and adequate for the operation of Seller's business as currently conducted.

                  3.08. Personal Property. Except as disclosed in Schedule 3.08 and except for obsolete assets and assets disposed of in the ordinary course of business since December 31, 1997, Seller has good and valid title to the machinery, equipment and other tangible personal property reflected in the Historical Financial Statements as being owned by it or acquired by it after December 31, 1997, free and clear of all Encumbrances, other than Permitted Encumbrances; and Seller is the lessee of all the leasehold estates pertaining to the machinery, equipment and other tangible personal property purported to be granted by the capitalized leases reflected in the Historical Financial Statements (if any). Each lease or licensing arrangement for personal property used by Seller is valid and without any material default thereunder by Seller, or, to the knowledge of Seller, the lessor.

                  3.09. Intellectual Property Rights. Schedule 3.09 lists all the Patents, Trademarks and Trade Names owned or licensed by Seller which are used in Seller's businesses. Except as otherwise disclosed in Schedule 3.09, Seller validly owns, beneficially and of record, all the Patents, Trademarks and Trade Names listed in Schedule 3.09, free and clear of all Encumbrances other than Permitted Encumbrances. Except as disclosed in Schedule 3.09, no action, claim, suit or proceeding has been brought against Seller or, to the knowledge of Seller, has been threatened against Seller with respect to any Intellectual Property Rights used in Seller's businesses that challenge Seller's right to use any Intellectual Property Rights or that alleges that Seller infringes any Intellectual Property Rights of any other Person. To the knowledge of Seller, no other Person is infringing any of the Intellectual Property Rights.

                  3.10. Litigation. Except as disclosed in Schedule 3.10, there are no actions, suit, arbitration, investigation, audit or proceeding pending or threatened against Nadel or Seller in any court, or before any Federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Neither Nadel nor Seller are subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator.

                  3.11. Contracts. Schedule 3.11 lists all contracts to which Seller is party or by which Seller or any Assets are bound. Except for the Contracts listed in Schedule 3.11, Seller is not a party to, nor are any of its Assets subject to, any (i) contract or agreement for the employment of any officer or employee or with any labor union or association; (ii) bonus, pension, profit-sharing, retirement, deferred compensation, incentive or supplementary compensation, percentage compensation, termination or severance pay, stock purchase, stock option, hospitalization, insurance or other plan providing employee benefits; (iii) contract or agreement in which any Person who is an officer, director or member of Seller has a significant economic or other interest; (iv) contract or agreement relating to the borrowing or lending of money or the guarantee of any obligations for borrowed money, excluding endorsements made for purposes of collection in the ordinary course of business;
(v) material license or royalty agreement; (vi) material distributor, dealer, sales agency or advertising contract; (vii) material contract or agreement with any government or agency or instrumentality thereof; (viii) contract or agreement granting to any Person a preferential right to purchase any of its material assets, properties or rights or containing a covenant or other agreement not to compete; (ix) contract or agreement with respect to the transportation, removal or storage of any material amount of effluent, wastes, pollutants or other hazardous substances or materials; (x) any other material contract or agreement not made in the ordinary course of business. Except as disclosed in Schedule 3.11, each of the Contracts listed in Schedule 3.11 is valid and in full force and effect and, to the knowledge of Seller, Seller and each other party to any such Contract has performed all material obligations required to be performed by it thereunder.

                  3.12. Benefit Plans. (a) Schedule 3.12 contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), and any other employee fringe benefit plans maintained, or contributed to, by Seller (all the foregoing being herein called "Benefit Plans"). The Seller has made available to the Purchaser true, complete and correct copies of
(1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to any Benefit Plan (if any such report was required) and (3) each trust agreement or other funding arrangement relating to any Benefit Plan (if applicable). All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC-l's and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Benefit Plan. The requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") have been met with respect to each such Employee Benefit Plan which is an employee welfare benefit plan under Section 3(1) of ERISA.

                  (b) Each Benefit Plan has been administered in accordance with its terms. All the Benefit Plans (and each related trust, insurance contract or fund), and Seller with respect thereto, are in compliance, in form and in operation, with the applicable provisions of ERISA, the Code and other applicable laws. To Seller's knowledge, except as disclosed in Schedule 3.12, there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan that would result in material liability against Seller or any Benefit Plan.

                  (c) Except as disclosed in Schedule 3.12, all the Benefit Plans, as adopted or as they may have been amended, as, when and to the extent required, comply with the applicable provisions of all applicable laws. Except as disclosed in Schedule 3.12, the Benefit Plans that are pension benefit plans have received determination letters from the Internal Revenue Service to the effect that such Benefit Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Seller, has revocation been threatened nor are there any facts that could result in any such revocation, nor has any such Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification.

                  (d) No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred which involves the assets of any Benefit Plan and which could subject any employees of Seller, a trustee, administrator or other fiduciary of any trusts created under any Benefit Plan to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan. Except as disclosed in Schedule 3.12, none of the Benefit Plans has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect thereto.

                  (e) Each Benefit Plan subject to Title IV of ERISA has paid all premiums when due to the Pension Benefit Guaranty Corporation ("PBGC"). The Seller has not incurred, and none of the directors and officers (and employees with responsibility for employee benefits matters) of the Seller has any reason to expect that Seller will incur, any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in Section 4201 of ERISA) or under the Code with respect to any such Benefit Plan which is an employee pension benefit plan under Section 3(2) of ERISA. No Benefit Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code, and no Benefit Plan has an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of the most recent plan year. The Seller has made available to the Purchaser the most recent actuarial report or valuation with respect to each Benefit Plan that is a "defined benefit plan" (as defined in Section 3(35) of ERISA). The information supplied to the actuary for use in preparing those reports or valuations was complete and accurate in all material respects and Seller has no reason to believe that the conclusions expressed in those reports or valuations are incorrect in any material respect.

                  (f) Except to the extent required under COBRA, Seller does not maintain, contribute to, or have any liability or obligation to contribute to any funded or unfunded medical, health or life insurance plan or similar arrangement for present or future retirees, their spouses or dependents or present or future terminated employees, their spouses or dependents.

                  (g) Seller is not a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, is not a member of a group of trades or businesses under common control, within the meaning of
Section 414(c) of the Code, and is not a member of an affiliated service group, within the meaning of Section 414(m) and (o) of the Code. The Seller does not contribute to, never has contributed to, and never has been required to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) and Seller has no liability (including withdrawal liability as defined in Section 4201 of ERISA) under any multiemployer plan.

                  (h) The execution of this Agreement and the consummation of the transaction contemplated hereby do not result in the acceleration or early vesting of any payments or benefits under any Benefit Plan or in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  (i) All contributions or premium payments required to have been made by Seller under any Benefit Plan under the terms of such Benefit Plan or applicable law (including without limitation, ERISA and the Code) have been made within the time prescribed by such Benefit Plan or law.

                  3.13. Taxes. The Seller has timely filed or caused to be filed with the appropriate taxing authorities all Tax Returns required to be filed by Seller through the date hereof and will timely file all Tax Returns required to be filed on or prior to the Closing Date, in each case, subject to applicable extensions. All such Tax Returns were correct and complete in all respects. Seller has paid all Taxes due and payable (whether or not shown on any Tax Return). The Seller has delivered to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since January 1, 1994. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. No written claim has ever been delivered to Seller by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no liens with respect to Taxes upon any of the properties or assets of Seller other than customary liens for current Taxes not yet due and payable. Except as disclosed in Schedule 3.13, there are no disputes or claims concerning any Tax liability of Seller either claimed or raised by an authority in writing or as to which Seller has knowledge. Schedule 3.13 lists all federal, state, local and foreign income Tax Returns that have been audited and that currently are the subject of audit. Except as disclosed on Schedule 3.13, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any material Tax Returns required to be filed by or with respect to Seller, and Seller has not requested any extension of time within which to file any Tax Return that has not yet been filed. Except as disclosed on Schedule 3.13, Seller is not a party to any agreement or arrangement (written or oral) providing for the allocation or sharing of Taxes or Tax benefits. The Seller (A) has never been a member of an affiliated group filing a consolidated federal income Tax Return and (B) has no liability for Taxes of any Person under Section 1502-6 of the Treasury Regulations promulgated pursuant to the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  3.14. Environmental Matters. Except as set forth in Schedule 3.14, (i) Seller is in compliance with all Environmental Laws applicable to it and its properties, (ii) Seller has obtained and is in compliance with all Environmental Permits, and the sale of the Assets hereunder will not cause a termination of any such Environmental Permits, (iii) Seller does not generate, use, store, transport or dispose of any Hazardous Materials in the course of conducting its business operations, except in each case in compliance with all applicable Environmental Laws, (iv) Seller has not caused, had or suffered any material spills, releases or threatened releases of Hazardous Materials at any of its Real Properties or which affect any adjacent parcels of land, (v) all garbage, wastes, refuse, byproducts and other potential contaminants produced by Seller in the course of conducting its business operations are disposed of by properly licensed waste removal companies, or other third parties or governmental authorities, in compliance with all requirements applicable to Seller under Environmental Laws regulating such activities, (vi) none of the Real Properties (including the soil, subsoil and groundwater at or under such sites) contains any Hazardous Materials in amounts which could require Seller to incur any material clean-up or remediation expenses or liabilities not covered by insurance or other third party indemnities, (vii) there are no unregistered underground storage tanks located under any of the Real Properties that are required to be registered under any applicable Environmental Laws, (viii) no notice has been received by Seller identifying Seller as a "potentially responsible party", or requesting information under CERCLA or any similar state statutes, with respect to any current investigation, suit, proceeding or other regulatory activity of any applicable Federal or state environmental agency (whether with respect to Seller, the Real Properties or otherwise), (ix) there are no investigations, suits, administrative actions, demands, claims, hearings or proceedings against Seller alleging the violation of any Environmental Laws,
(x) there are no consent decrees, orders, judgments or agreements with any Federal or state environmental agencies in effect that materially restrict Seller's operations, or the use of the Real Properties in connection with Seller's operations, as currently conducted and (xi) none of the Real Properties are listed or proposed for listing on the National Priorities List or are listed on the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, except in each case for violations of or exceptions to the foregoing which would not in the aggregate reasonably be expected to cause a material adverse effect on the business, assets, financial condition or results of operations of Seller.

                  3.15. Transactions with Affiliates. Since December 31, 1997, except as disclosed in Schedule 3.15, Seller has not purchased, acquired, leased or licensed any property or services from, or sold, transferred, leased or licensed any property or services to, any Affiliate, or any officer or director of Seller, other than on an arm's length basis in the ordinary course of business.

                  3.16. Insurance. All of the real and tangible personal property included in the Assets are insured for the benefit of Seller in amounts and against such risks as are customary for companies similarly situated under valid and enforceable policies issued by financially sound and reputable insurers. Schedule 3.16 contains a list and description of all material policies of property, fire, liability, workers' compensation and all other types of insurance maintained by Seller. As of the date hereof, all such policies are in full force and effect and all premiums due thereon have been paid.

                  3.17. Inventory. All inventory of the Seller was acquired by the Seller in the ordinary course of business and is in good condition and is usable and saleable in the ordinary course of such business. The Seller has good and valid title to the inventory, free and clear of all Encumbrances. The allowance for obsolete and slow moving inventory reflected in the Historical Financial Statements and in the Closing Date Balance Sheet is and will be properly determined in accordance with Applicable Accounting Principles.

                  3.18. Accounts Receivable. All accounts receivable of the Seller included in the Assets, whether reflected in the Historical Financial Statements or subsequently created ("Receivables"), have arisen from bona fide transactions in the ordinary course of business. The allowance for doubtful accounts in respect of Receivables reflected in the Historical Financial Statements and in the Closing Date Balance Sheet is and will be properly determined in accordance with the Applicable Accounting Principles.

                  3.19. Customers and Suppliers. Schedule 3.19 hereto lists the ten largest suppliers and the twenty largest customers of Seller (calculated by dollar amount) for each of 1996 and 1997, stating for each the dollar volume of the purchases. Seller and Nadel have no knowledge that might reasonably indicate that any of the entities listed on Schedule 3.19 intends to cease purchasing from, selling to or dealing with Seller, nor has any information been brought to the attention of Seller or Nadel that might reasonably lead it to believe any such customer or supplier intends to materially alter the amount of such sales or purchases or the extent of dealings with Seller.

                  3.20. Employees. Schedule 3.20 sets forth a complete and correct list as of the date of this Agreement of the names, annual salaries and credited years of service of all officers and employees of Seller. In the case of officers or employees receiving bonus or similar payments at any time during the past two years exceeding $25,000 during any 12 month period, such Schedule
3.20 also sets forth the amount of the bonus and other similar payments received by such officers and employees during each of the past two years. As of the date of this Agreement, there are no current or, to the knowledge of Seller, threatened work stoppages by any of the employees.

                  3.21. Accuracy. To Seller's knowledge, the required disclosures made in this Agreement and the schedules attached hereto are complete and accurate in all material respects, and the scheduled disclosures do not contain any untrue statement of a fact or omit to state any fact necessary to make the statements or facts contained therein not misleading.

                                   ARTICLE IV

             Representations and Warranties of the Purchaser Parties
             -------------------------------------------------------

                  Each Purchaser Party represents and warrants to Seller that the statements made in this Article IV are true, correct and complete as of the date hereof, and will continue to be true, correct and complete on the Closing
Date:

                  4.01. Organization. Each Purchaser Party has been duly organized, is validly existing and is in good standing under the laws of the jurisdiction of its organization.

                  4.02. Authority. Each Purchaser Party has the full power and authority to execute and deliver this Agreement, the Note and the other agreements and instruments to be executed and delivered by such Purchaser Party pursuant hereto and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by or on the part of each Purchaser Party to authorize such execution, delivery and consummation have been duly and properly taken. Each of this Agreement and the Note has been duly executed and delivered by each Purchaser Party and constitutes, and such other agreements and instruments contemplated by this Agreement when duly executed and delivered by a Purchaser Party will constitute, legal, valid and binding obligations of the relevant Purchaser Party enforceable against it in accordance with their respective terms. The execution and delivery by each Purchaser Party of this Agreement, the Note and the execution and delivery by each Purchaser Party of such other agreements and instruments and the consummation by each Purchaser Party of the transactions contemplated hereby and thereby will not violate any law, or (after obtaining the consent of the National Bank of Canada as provided in Section 6.05 hereof) conflict with, result in any breach of, constitute a default under, or result in the creation of a lien or encumbrance on any of the properties or assets of a Purchaser Party pursuant to, the certificate of incorporation or partnership agreement of any Purchaser Party or (after obtaining the consent of the National Bank of Canada as provided in Section 6.05 hereof) any indenture, mortgage, lease, agreement or other instrument to which any Purchaser Party is a party or by which its properties or assets are bound. No approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental body in the United States of America is required for the execution and delivery by any Purchaser Party of this Agreement and the Note and the execution and delivery by any Purchaser Party of such other agreements and instruments or the consummation by any Purchaser Party of the transactions contemplated hereby or thereby.

                  4.03. No Legal Proceedings. There is no action, suit, order, judgment or proceeding pending or, to the knowledge of any Purchaser Party, threatened against or affecting any Purchaser Party that, individually or when aggregated with one or more other actions, suits, orders, judgments or proceedings, has or might reasonably be expected to have a material adverse effect on any Purchaser Party's ability to perform any of its obligations hereunder or under any of the other agreements and instruments to be executed and delivered by any Purchaser Party in connection herewith.

                                    ARTICLE V

                        Further Covenants and Agreements
                        --------------------------------

                  5.01. Conduct of Business. (a) Except as otherwise expressly provided herein, from and after the date of this Agreement and until the Closing, each Seller shall:

                  (i) operate the Business only in the ordinary course consistent with past practice in all material respects;

                  (ii) use its best efforts to preserve intact the Business and to maintain satisfactory relationships with its customers, suppliers, distributors and any other person having business relations with it;

                  (iii) maintain its tangible assets in good order and repair, ordinary wear and tear excepted;

                  (iv) perform punctually all obligations under each Contract, and keep each Contract in full force and effect, free from any right of cancellation, forfeiture or termination;

                  (v) retain the services of its key officers and employees; and

                  (vi) promptly notify the Parent of any material adverse change in the business, assets, financial condition or results of operations of Seller.

                  (b) From the date hereof to the Closing, neither Nadel nor Seller will take any action or engage in any transaction which would render the representations and warranties of Seller inaccurate in any material respect as of the Closing Date. In addition, except as expressly permitted by the terms of this Agreement, neither Nadel nor Seller will do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld):

                  (i) amend DAG's Certificate of Incorporation;

                  (ii) redeem or otherwise acquire any of its capital stock or issue any capital stock or any option, warrant or right relating thereto;

                  (iii) grant to any employee any increase in compensation, except as has been previously disclosed to the Parent;

                  (iv) incur any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness in excess of $10,000, or which requires performance over more than one year, other than to an independent third party in the ordinary course of business consistent with past practice;

                  (v) cancel any material indebtedness owed to Seller, other than in the ordinary course of business consistent with past practice;

                  (vi) make any material change in any method of accounting or accounting practice or policy;

                  (vii) acquire or agree to acquire by merging or consolidating with, or by purchasing stock or a substantial portion of the assets of, or by any other manner, any material operating business, corporation, partnership, association or other business organization (or division thereof);

                  (viii) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets with a value in excess of $10,000, except in the ordinary course of business consistent with past practice;

                  (ix) enter into any lease of real property;

                  (x) modify, amend or terminate any lease of, or other material agreement pertaining to, real property (except modifications or amendments associated with renewals of leases in the ordinary course of business);

                  (xi) make capital expenditures or purchases in excess of $10,000 in the aggregate; or

                  (xii) agree, whether in writing or otherwise, to do any of the foregoing or to take any other action which would in any manner interfere with, impede, delay or make more costly the consummation of the transaction completed hereby.

                  (c) Notwithstanding anything in this Agreement to the contrary, Seller shall have the right to retain as its own all cash assets of Seller at the Closing; provided, however, that the retention of such cash by Seller shall not in any way affect or reduce its obligation to make the payment, if any, required by Section 2.05.

                  5.02. Access; Information. From the date hereof to and including the Closing Date, Nadel and Seller shall afford to the officers, employees, attorneys, accountants and other authorized representatives of each Purchaser Party reasonable access to the offices, management, employees, plants, properties, assets, contracts, books and records of Seller in order that the Purchaser Parties may have the full opportunity to make such legal, financial, accounting and other reviews or investigations of Seller as they shall desire to make. Nadel and Seller shall furnish promptly to the Purchaser Parties such financial and operating information as any Purchaser Party may reasonably request, including copies of any documents requested before or after the date hereof.

                  5.03. Consents. From the date hereof to and including the Closing Date, each of Seller and Nadel agrees (i) to obtain all consents, authorizations, orders, exemptions and approvals of any third parties, including governmental bodies and landlords under leases, required to be obtained by it in connection with any of the transactions contemplated hereby, (ii) to take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on or applicable to it with respect to the Closing and
(iii) to promptly cooperate with and furnish information to Purchaser in connection with any such legal requirements.

                5.04. Notification of Certain Matters. Nadel and Seller shall give prompt written notice to the Parent, and the Parent shall give prompt written notice to Seller, as the case may be, of the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty by such notifying party contained in this Agreement to be untrue or inaccurate in any material respect at any time between or including the date of this Agreement and the Closing Date.

                  5.05. Insurance. The Seller agreess to keep all insurance policies set forth in Schedule 3.16, or replacements thereof, in full force and effect through the close of business on the Closing Date.

                  5.06. Prohibition of Solicitation. From the date hereof through the Closing or the earlier termination of this Agreement, Seller and Nadel shall not, and shall cause their respective directors, officers, shareholders, affiliates, agents, advisers and other representatives (including investment bankers) not to, directly or indirectly, enter into, solicit or initiate any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person, other than the Purchaser Parties and their directors, officers, members, affiliates, agents, advisers and other representatives, concerning any sale of all or a portion of Seller's assets, or any merger, consolidation, liquidation, dissolution or similar transaction involving Seller (each such transaction being referred to herein as a "Proposed Acquisition Transaction"). Nadel and Seller will immediately notify the Parent if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction and notify the Parent of the terms of any proposal which it may receive after the date hereof in respect of any such Proposed Acquisition Transaction, including without limitation the identity of the prospective purchaser or soliciting party.


                                   ARTICLE VI

          Conditions Precedent to Obligations of the Purchaser Parties
          ------------------------------------------------------------

                  All obligations of the Purchaser Parties to effect the Closing hereunder are, at the option of the Purchaser Parties, subject to the conditions precedent that, at the Closing:

                  6.01. Bill of Sale. The Seller shall have executed and delivered to Purchaser such bills of sale and other instruments as Purchaser may reasonably request in order to give effect to, and appropriately evidence, the transfer to Purchaser of all Seller's right, title and interest in and to the Assets.

                  6.02. Opinion of Counsel. The Purchaser Parties shall have received the favorable opinion of J. Jason Kaplan, A.P.C., counsel to Seller, addressed to the Purchaser Parties and dated the Closing Date, substantially in the form of Exhibit 6.02 (or otherwise in a form reasonably satisfactory to the Purchaser Parties).

                  6.03. Employment Agreement. Nadel shall have executed and delivered to Purchaser an employment/noncompetition and proprietary information agreement in the form of Exhibit 6.03 attached hereto (the "Employment Agreement").

                  6.04. Consummation of the IPO. The Parent shall have consummated the IPO or any Purchaser Party shall have closed an offering of not less than $10,000,000 of such Purchaser Party's senior subordinated debt.

                  6.05. Consent of National Bank of Canada. The Purchaser Parties shall have obtained written consent to the transactions contemplated hereby from the National Bank of Canada to the extent required by the Credit Agreement dated June 19, 1998 between the National Bank of Canada and the Parent.

                  6.06. Due Diligence Review. After having the opportunity to investigate all aspects of Seller, the Purchaser Parties shall have been reasonably satisfied with the condition and operation of Seller and the Business.

                  6.07. Liabilities. None of the Liabilities shall be in default or otherwise subject to acceleration.

                  6.08. Performance by Seller. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Nadel and Seller on or before the Closing shall have been complied with and performed and, in addition, neither Nadel nor Seller shall have done any of the actions listed in Section 5.01(b) between March 31, 1998 and the date of the Closing.

                  6.09. Representations and Warranties. The representations and warranties made by Nadel and Seller in this Agreement shall be true and correct with the same force and effect as though all such representations and warranties had been made as of the Closing.

                  6.10. No Law Suits. There shall not be pending or threatened any lawsuit, claim or proceeding, in law or equity, which challenges or adversely affects Seller, Nadel or the Business.

                  6.11. Seller's Certificate. The Purchaser Parties shall have received from Seller, in form and substance reasonably satisfactory to Purchaser and its counsel, a certificate of Seller, dated the Closing Date, confirming the satisfaction of the conditions set forth in Sections 6.08 and 6.09.

                  6.12. Secretary's Certificate. The Purchaser Parties shall have received from Seller, in form and substance reasonably satisfactory to the Purchaser Parties and their counsel, a certificate, dated the Closing Date, of the Secretary or an Assistant Secretary of Seller, (i) certifying the resolutions of the Board of Directors of Seller and all other documents of Seller which authorize the transactions contemplated hereby and the execution, delivery and performance by Seller of this Agreement and the documents contemplated hereby, (ii) certifying the Certificate of Incorporation and Bylaws of Seller, (iii) containing a certificate of good standing from the Secretary of State of the state of Seller's organization, and (iv) containing an incumbency certificate regarding the officers of the Seller authorized to sign this Agreement and the other documents contemplated hereby.

                  6.13. Release of Debt by Seller and Nadel. In consideration of this Agreement, Seller and Nadel shall forgive all amounts that may be owed to them by the Business.

                  6.14. No Material Adverse Changes. There shall have been no material adverse change in the business, assets, operations, prospects or financial condition of the Seller or the Business since the date of this Agreement.


                                   ARTICLE VII

                  Conditions Precedent to Obligations of Seller
                  ---------------------------------------------

                  All obligations of Seller to effect the Closing hereunder are, at the option of Seller, subject to the conditions precedent that, at the
Closing:

                  7.01. Performance by the Purchaser Parties. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by the Purchaser Parties on or before the Closing shall have been complied with and performed in all material respects.

                  7.02. Representations and Warranties. The representations and warranties made by the Purchaser Parties in this Agreement shall have been true and correct in all material respects at the date hereof and as of the Closing with the same force and effect as though all such representations and warranties had been made as of the Closing.

                  7.03. No Injunctions. There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction against the consummation of the sale and purchase of the Assets pursuant to this Agreement.

                  7.04. Officer's Certificate. The Seller shall have received from each Purchaser Party, in form and substance reasonably satisfactory to Seller and its counsel, a certificate, dated the Closing Date, of an officer of such Purchaser Party, certifying as to the satisfaction of the conditions set forth in Sections 7.01 and 7.02.

                  7.05 Secretary's Certificate. The Seller shall have received from each Purchaser Party, in form and substance reasonably satisfactory to Seller and its counsel, a certificate, dated the Closing Date, of the Secretary or an Assistant Secretary of such Purchaser Party, (i) certifying all documents evidencing the actions of such Purchaser Party authorizing the transactions contemplated hereby and the execution, delivery and performance by such Purchaser Party of this Agreement and the documents contemplated hereby, (ii) certifying the Certificate of Incorporation or other organizational document of such Purchaser Party and (iii) containing an incumbency certificate regarding the officers of such Purchaser Party authorized to sign this Agreement, the Note and the other documents contemplated hereby.

                  7.06 Opinion of Counsel. The Seller shall have received the favorable opinion of Roberts, Sheridan & Kotel, a professional corporation, counsel to Purchaser Parties, addressed to the Seller and dated the Closing Date, substantially in the form of Exhibit 7.06 (or otherwise in a form reasonably satisfactory to the Seller).

                                  ARTICLE VIII

    Survival, Termination of Agreement Prior To Closing, and Indemnification
    ------------------------------------------------------------------------

                  8.01. Survival of Representations. Notwithstanding any investigation or knowledge of any Purchaser Party, the representations, warranties, covenants and agreements contained in this Agreement, and in any agreements, certificates or other instruments delivered pursuant to this Agreement, shall survive the Closing and shall remain in full force and effect for three years after the Closing Date (or, in the case of representations and warranties set forth in Sections 3.13 (Taxes) and 3.14 (Environmental Matters), until the expiration of the applicable statute of limitations (with extensions)), but subject to all limitations and provisions contained in this Agreement. Notwithstanding the preceding sentence, any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given prior to such time to the party against whom such indemnity may be sought.

                  8.02. Indemnification by Seller. Nadel and Seller each hereby agree jointly and severally to indemnify and hold each Purchaser Party, and their Affiliates, officers, directors, employees, agents and representatives harmless from and against any and all claims, damages, liabilities, liens, losses or other obligations whatsoever, together with costs and expenses, including fees and disbursements of counsel and expenses of investigation (collectively, "Losses"), arising out of, based upon or caused by (i) the inaccuracy of any representation or the breach of any warranty of Seller or Nadel contained in this Agreement or (ii) any breach or nonperformance by Seller or Nadel of any of its covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by Seller or Nadel pursuant to this Agreement.

                  8.03. Indemnification by Purchaser. The Purchaser hereby agrees to indemnify and hold Seller and its Affiliates and its respective officers, directors, employees, agents and representatives harmless, from and against any and all Losses arising out of, based upon or caused by (i) the inaccuracy of any representation or the breach of any warranty of any Purchaser Party contained in this Agreement or in any agreement, certificate or other instrument delivered by any Purchaser Party pursuant to this Agreement, or (ii) any breach or nonperformance by any Purchaser Party of any of its covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by the Purchaser Parties pursuant to this Agreement.

                  8.04. Notice; Cooperation; Defense; Etc. The indemnified party agrees to give the indemnifying party prompt written notice of any third-party action, claim, demand, discovery of fact, proceeding or suit (collectively, "Claims") for which such indemnified party intends to assert a right to indemnification under this Agreement; provided, however, that failure to give such notification after such notice is required shall not adversely affect the indemnified party's entitlement to indemnification hereunder except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure. The indemnified party shall take all reasonable or necessary steps to resolve, defend or cooperate in the defense of such Claims, including retaining and providing to the indemnifying party all documents, records and other information that may be relevant to such Claims and making employees available to the extent reasonably requested to fully cooperate in the resolution or defense of such Claims and provide any additional information (including explanations and interpretations of any other materials or information provided) that it is able to provide with respect thereto. The indemnifying party shall have the right to participate jointly with the indemnified party in the indemnified party's defense, settlement or other disposition of any Claim and, with respect to any Claim that is not likely to result in the indemnified party becoming subject solely to injunctive or other similar relief, the indemnifying party shall have the sole right (but not the obligation) to defend, settle or otherwise dispose of such Claim on such terms as the indemnifying party, in its sole discretion, shall deem appropriate. The indemnifying party shall obtain the written consent of the indemnified party, which shall not be unreasonably withheld or delayed, prior to ceasing to defend any Claim if it has theretofore elected to exercise its sole right to defend, settle or otherwise dispose of such Claim.

                  8.05. Adjustment to Purchase Price. Amounts paid by Seller or any Purchaser Party under this Article VIII shall be treated for all tax purposes as adjustments to Purchase Price.


                                   ARTICLE IX

                             Taxes and Benefit Plans
                             -----------------------

                  9.01. Taxes. (a) Allocation of Responsibility. Nadel and Seller shall pay (or indemnify and hold Seller and each Purchaser Party harmless with respect to) (without duplication) any Taxes (excluding any penalties arising from any act by any Purchaser Party) payable by Nadel or the Seller with respect to Seller's income for all tax periods before and after the Closing Date. Any Taxes payable by Nadel or Seller pursuant to this Section 9.01(a) shall be paid by Nadel or Seller when due, but in no event more than thirty days following the request therefor from any Purchaser Party.

                  (b) Returns. The Seller shall prepare and file all required Federal, state, local and foreign Tax Returns for Seller for all taxable periods ending on or prior to the Closing Date and pay all Taxes due for such periods on such Tax Returns. Any such Tax Returns shall, insofar as they relate to Seller, be on a basis consistent with the last such Tax Returns that have been filed in respect to Seller.

                  (c) Cooperation. The Purchaser Parties, Seller and Nadel mutually agree to cooperate fully with each other with respect to the preparation of all Tax Returns, the filing and prosecution of any Tax claims, the furnishing of any document, record or other relevant information relating to any Tax liability or refund and all other Tax matters, and to keep each other advised as to any issue relating to Taxes which would have any bearing on the other party's responsibilities pursuant to this Section 9.01.

                  9.02. Transfer Taxes. The Seller shall be responsible for all transfer and similar Taxes assessed or payable in connection with the Transfer of the Assets pursuant to this Agreement.

                  9.03. Expenses of Benefit Plans. The Seller shall pay (or indemnify the Purchaser Parties with respect to) the that portion of the costs of the Benefit Plans payable by Seller for the period up to but not including the Closing Date. Any costs relating to the Benefit Plans by Seller pursuant to this Section 9.03 shall be paid by Seller when due, but in no event more than thirty days following the request therefor from any Purchaser Party.


                                    ARTICLE X

                                  Miscellaneous
                                  -------------

                  10.01. Brokers. Nadel and Seller each represents and warrants to the Purchaser Parties, and the Purchaser Parties represent and warrant to Nadel and Seller, that no party hereto or any party acting on behalf of any of the parties hereto have incurred any liability, either express or implied, to any "broker", "finder", financial adviser or similar Person in respect of any of the transactions contemplated hereby. The Purchaser Parties agree to indemnify Seller against, and hold it harmless from, and Nadel and Seller agree to indemnify the Purchaser Parties against, and hold them harmless from, any liability, cost or expense (including, but not limited to, fees and disbursements of counsel) resulting from any agreement, arrangement or understanding made by such party with any third party for brokerage, finders' or financial advisory fees or other commissions in connection with this Agreement or the transactions contemplated hereby. The provisions of this Section shall survive any termination of this Agreement.

                  10.02. Expenses. Except as otherwise specifically provided in this Agreement, each party will pay its own expenses incident to this Agreement and the transactions contemplated hereby, including legal, due diligence and accounting fees and disbursements. Any sales, transfer, stamp or other Taxes or fees applicable to the conveyance and transfer to Purchaser of the Assets (but excluding any Income Taxes arising as a result of the transactions contemplated by this Agreement), shall be borne and paid by Seller. The provisions of this Section shall survive any termination of this Agreement.

                  10.03. Amendments and Waivers. The parties hereto may, by written agreement signed by the parties, modify any of the covenants or agreements or extend the time for the performance of any of the obligations contained in this Agreement or in any document delivered pursuant to this Agreement. Any party hereto may waive, by written instrument signed by such party, any inaccuracies in the representations and warranties of another party or compliance by another party with any of its obligations contained in this Agreement or in any document delivered pursuant to this Agreement. This Agreement may be amended only by written instrument signed by the parties hereto.

                  10.04 Transferability. The respective rights and obligations of each party hereto shall not be assignable by any party without the written consent of the other parties (and any purported assignment without such written consent shall be void and of no effect). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees.

                  10.05 Termination. The Purchaser Parties or Seller may each terminate this Agreement if the Closing has not occurred on or prior to April 30, 1999; provided, however, that any party that has failed to perform any covenant hereunder, which failure has resulted in delay of the closing because the conditions set forth in Articles VI and VII have not been met, shall not be entitled to terminate this Agreement except with the prior written consent of the other party hereto. In the event of the termination of this Agreement pursuant to this Section 10.05, none of the parties shall have any obligation or liability of any nature whatsoever to the other party hereto, and all expenses incurred by any party hereto shall be for its own account; provided, however, that notwithstanding any termination of this Agreement, no party hereto shall be deemed to have waived any rights it may have arising from the breach of this Agreement or any provision contained herein by the other party hereto and such rights shall specifically survive any such termination of this Agreement.

                  10.06 Bulk Transfer Laws. The Purchaser hereby waives compliance by Seller with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Assets. The Seller agrees to indemnify and hold Purchaser harmless, in cash payable upon demand, against any and all liabilities, including costs and expenses, that may be asserted by third parties against the Purchaser as a result of any non-compliance by Seller with any such bulk transfer law.

                  10.07 Notices. Any notice, request or other document to be given hereunder to a party hereto shall be effective when received and shall be given in writing and delivered in person, by facsimile or sent by hand delivery or overnight courier, as follows:

                  If to any Purchaser Party:

                  MS Pietrafesa, L.P.
                  7400 Morgan Road
                  Liverpool, NY  13090
                  Attention: Richard C. Pietrafesa, Jr.

                  with a copy to:

                  Roberts, Sheridan & Kotel,
                  a Professional Corporation
                  12 East 49th Street
                  New York, NY  10017
                  Attention: L. Kevin Sheridan, Esq.

                  If to Seller:

                  Jarrod Nadel
                  Diversified Apparel Group
                  101 West 55th Street, Suite 13H
                  New York, NY  10019

                  with a copy to:

                  J. Jason Kaplan, A.P.C.
                  225 Broadway, suite 1220
                  San Diego, CA  92101
                  Attention: J. Jason Kaplan, Esq.

Any party hereto may change its address for receiving notices, requests and other documents by giving written notice of such change to the other parties hereto.

                  10.08 Governing Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to conflict of laws doctrines). The parties agree that the exclusive place of jurisdiction for any action, suit or proceeding relating to this Agreement shall be in the courts of the United States of America sitting in the Borough of Manhattan in the City of New York or, if such courts shall not have jurisdiction over the subject matter thereof, in the courts of the State of New York sitting therein, and each such party hereby irrevocably and unconditionally agrees to submit to the jurisdiction of such courts for purposes of any such action, suit or proceeding. Each party irrevocably waives any objection it may have to the venue of any action, suit or proceeding brought in such courts or to the convenience of the forum. Final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described.

                  10.09 Partial Invalidity. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

                  10.10 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  10.12 Entire Agreement. This Agreement, together with the schedules and exhibits and the agreements, certificates and instruments delivered pursuant hereto, contain the entire agreement among the parties hereto, and supersede all prior agreements and undertakings (written and oral) between the parties hereto, relating to the subject matter hereof.

                  10.13 Publicity. No party shall issue any press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties (which will not be unreasonably withheld or delayed), except as may be required by law or the regulations of any securities exchange.

                  10.14 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties and their respective successors and permitted assigns any rights or remedies under or by virtue of this Agreement, and no Person shall assert any rights as a third party beneficiary hereunder.

                  10.15 Specific Performance. Nadel and Seller agrees that the Purchaser Parties will be irreparably injured if this Agreement is not specifically enforced. Therefore, notwithstanding anything to the contrary in this Agreement, the Purchaser Parties shall have the right to enforce specifically the performance by Nadel and Seller under this Agreement, and Nadel and Seller agrees to waive the defense in any such suit that the Purchaser Parties have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy. The specific performance remedy described in this Section 10.15 shall be in addition to, and not in lieu of, any other remedies at law or in equity that Purchaser may elect to pursue.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                                      DAG ACQUISITION CORP.


                                      By: /s/ Richard C. Pietrafesa, Jr.
                                         ------------------------------------
                                            Name:  Richard C. Pietrafesa, Jr.
                                            Title: CEO


                                      THE PIETRAFESA CORPORATION


                                      By: /s/ Richard C. Pietrafesa, Jr.
                                         ------------------------------------
                                            Name:  Richard C. Pietrafesa, Jr.
                                            Title: CEO


                                      DIVERSIFIED APPAREL GROUP, LTD.


                                      By: /s/ Jarrod Nadel
                                         ------------------------------------
                                            Name:  Jarrod Nadel
                                            Title: President

                                          /s/ Jarrod Nadel
                                      ---------------------------------------
                                      Jarrod Nadel, in his individual capacity

EXHIBIT 2.04
to DAG Purchase Agreement

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.



                              DAG ACQUISITON CORP.

                                     Form of

PROMISSORY NOTE

                                                              New York, New York
$400,000 Principal Amount                                        March ___, 1999


                  FOR VALUE RECEIVED, the undersigned, DAG ACQUISITION CORP., a Delaware corporation (together with its successors and assigns, "DAG"), hereby promises to pay to DIVERSIFIED APPAREL GROUP (the "Payee") at 101 West 55th Street, Suite 13H, New York, NY 10019, the principal sum of Four Hundred Thousand Dollars ($400,000) in lawful money of the United States of America in immediately available funds, plus interest, payable in arrears, at the rate of ten percent (10%) per annum on the outstanding principal amount until paid.

                  1. Conversion. In the event that The Pietrafesa Corporation, a Delaware corporation, or any successor legal entity to Pietrafesa Corporation as a result of a merger or sale of substantially all of the Issuer's assets (collectively, the "Issuer"), conducts an underwritten initial public offering ("IPO") of its common stock within thirty-six months of the date hereof, then this Note shall be automatically converted at the time of the IPO into that number of shares of unrestricted and freely tradable common stock of the Issuer determined by dividing the outstanding principal amount of this Note plus accrued interest at the time of conversion by the price of each share of common stock sold in the IPO.

                  2. Scheduled Repayment. DAG shall repay the outstanding principal balance of this Note, plus accrued interest, based on the following schedule (i) $100,000 shall be paid on the 12 month anniversary of this Note,
(ii) $100,000 shall be paid on the 24 month anniversary of this Note and (iii) $200,000 shall be paid on the 36 month anniversary of this Note (except in event of an IPO, in which case, the outstanding principal amount of this Note plus accrued interest shall be converted into unrestricted and freely tradable common stock of the Issuer in accordance with Section 1 hereof).

                  3. Optional Prepayment. DAG shall have the right, at any time (subject to the terms of the next succeeding paragraph) and without premium or penalty, to repay all or any part of the principal amount of this Note, together with any accrued but unpaid interest on the prepaid amount.

                  4. Allocation. All payments made hereunder (whether in prepayment or otherwise) shall first be applied against any interest then due hereunder and shall then be applied against principal.

                  5. Default. The following shall constitute Events of Default:

                  (a) Nonpayment. DAG's failure to pay when due any payment of principal or interest under this Note, if such failure continues for twenty (20) calendar days after the due date of such payment; or

                  (b) Insolvency. DAG's written admission of its inability to pay its debts as they become due, an assignment by DAG for the benefit of creditors, DAG's institution of proceedings under the Federal Bankruptcy Code or any state law for debtor relief, the institution of insolvency proceedings against DAG (unless these proceedings are dismissed within ninety (90) days of filing), or seizure of substantially all of DAG's assets.

                  If an Event of Default occurs, Payee may, at its option, declare the outstanding principal of, and all accrued but unpaid interest on, this Note to be immediately due and payable without presentment, demand, protest, or notice of any kind, all of which are expressly waived.

                  6. Waiver. No delay or omission of Payee in exercising any right under this note shall impair or waive such right. Partial exercise of its rights shall not preclude further exercise. No waiver is valid unless made in writing and signed by Payee.

                  7. Notices. All communications under this Note shall be in writing, addressed to the appropriate party as follows:

                  (i)      If to DAG, to:

                           Richard C. Pietrafesa, Jr.
                           c/o The Pietrafesa Corporation
                           7400 Morgan Rd.
                           Liverpool, NY 13090
                           Facsimile: (315) 451-5459

                  (ii)     If to Payee, to:

                           Jarrod Nadel
                           Diversified Apparel Group
                           101 West 55th St., Suite 13H
                           New York, NY 10019
                           Facsimile: (212) 459-1354

or to such other address as may have been designated in prior notice. Notices may be sent by (a) overnight courier, (b) facsimile transmission (with immediate confirmation thereafter), or (c) registered or certified mail, postage prepaid, return receipt requested; and shall be deemed given (i) in the case of overnight courier, the next business day after the day sent, (ii) in the case of facsimile transmissions, on the date sent, and (iii) in the case of mailing, three (3) business days after being mailed, and otherwise notices shall be deemed to have been given when received. If sent by registered or certified mail, such notice shall be effective when mailed, otherwise it shall be effective upon delivery to said address.

                  8. Transferability. DAG may transfer or assign not less than all of its obligations hereunder to any legal entity which acquires (by sale, merger or otherwise) substantially all the assets of DAG. The terms and provisions of this Note shall be binding upon DAG and its successors and assigns, and shall inure to the benefit of Payee and its successors and assigns, and any subsequent holder of this Note.

                  9. Subordination. The payment of principal and interest on this Note shall be subordinate to, and junior in right of payment to, all of DAG's and/or the Issuer's existing and future bank debt, and the Payee, by acceptance hereof, acknowledge and specifically agrees to such subordination. Payee agrees to execute all subordination agreements (and any related documents) to effect the foregoing with respect to DAG's and/or the Issuer's existing and future bank debt.

                  10. Governing Law. This Note is made and delivered in New York, New York, and shall be governed by and construed in accordance with the laws of New York State, without regard for its conflicts of laws principles.

                  11. Headings. Section headings contained in this Note are intended solely for convenience of reference, and do not themselves constitute a part of this Note.

                  12. Severability. If any provision of this Note be invalid or unenforceable, the remainder of this Note shall be enforced to the greatest extent permitted by law.

                  13. Consent to Suit; Waiver of Jury Trial. DAG hereby irrevocably authorizes and empowers any attorney-at-law to appear for DAG in any action upon or in connection with this Note at any time after this Note becomes due, as herein provided, in any court in or of the

State of New York, and waives issuance and service of process with respect thereto. DAG hereby waives the right to a trial by jury with respect to any action in connection with this Note.


                  IN WITNESS WHEREOF, DAG Acquistion Corp has executed this Note as of the date first above written.

                              DAG ACQUISITION CORP.


                          By: _________________________
                              Name:
                              Title:

EXHIBIT 6.03
to DAG Purchase Agreement


                  EMPLOYMENT AGREEMENT, dated as of       , 1999 (the "Effective
               Date"), by and between DAG ACQUISITION CORP., a Delaware corporation (the "Purchaser"), The PIETRAFESA CORPORATION, a Delaware corporation (the "Parent") (and, together with the Purchaser, collectively, the "Purchaser Parties") and JARROD NADEL, an individual (the "Executive").

                              W I T N E S S E T H:

                  WHEREAS, pursuant to an Asset Purchase Agreement of even date herewith (the "Asset Purchase Agreement"), the Purchaser is acquiring all the assets of Diversified Apparel Group, Ltd., a New York corporation (the "Seller") and from the date hereof will conduct the business of the Seller;

                  WHEREAS, Executive through the date hereof was the president of the Seller and was responsible for the day-to-day operating control of the Seller; and

                  WHEREAS, the Purchaser wishes to ensure the continuation of the services of Executive following the effectiveness of the Asset Purchase Agreement and for the period provided in this Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1.       EMPLOYMENT; DUTIES

         (a) The Purchaser engages and employs the Executive, and the Executive hereby accepts engagement and employment, as President and Chairman of the Board of Purchaser. The Executive shall be responsible for the day-to-day operating control and management activities of the Purchaser and shall be a member of the Special Operations Committee of the Parent. The Executive shall also perform such duties as are required by the Purchaser's Board of Directors.

         (b) The Executive shall devote such of his time and efforts as shall be necessary to the proper discharge of his duties and responsibilities under this Agreement.


2.       TERM

         The Executive's employment hereunder shall, unless earlier terminated in accordance with Section 8, be for a term of five (5) years commencing on the date hereof (the "Term").

3.       COMPENSATION

         (a) As compensation for the performance of his duties on behalf of the Purchaser, the Executive shall be entitled to receive during the Term the following:

      (i) A base salary paid in bi-weekly installments (subject to modification consistent with the policies of the Parent) (the "Base Salary") of $100,800 per annum for fiscal year 1999 and not less than $225,000 per annum commencing in the fiscal year 2000, subject to any upward adjustments annually by the Purchaser's Board of Directors;

      (ii) In the event the Pre-Tax Income (as defined in the Asset Purchase Agreement) of the Purchaser for any fiscal year exceeds the Pre-Tax Income Target (as defined in the Asset Purchase Agreement) for such year, the Parent shall distribute to the Executive a bonus with respect to such year equal to 20% of the excess. Any bonus payable pursuant to this Section 3(a)(ii) may be paid in cash or, at the option of Purchaser, in shares of the Parent's common stock (provided such shares have been issued pursuant to an effective registration statement and are free from any restrictions on resale) and shall be paid at the same time as any Obligation (as defined in the Asset Purchase Agreement) is due pursuant to the Asset Purchase Agreement, and, if paid by parent, shall be charged to the Purchaser; and

      (iii) In fiscal year 1999 only, $115,000 (the "Advance"). The Advance shall be paid to the Executive in equal monthly installments in arrears. The Advance will be made pursuant to the terms and subject to the conditions contained in a promissory note in the form of Exhibit A attached hereto (the "Note") executed by the Executive.

     (b) If the Executive's employment is terminated pursuant to Section 8(a)(iv) below the following shall apply: (i) if the Executive's employment is terminated at any time prior to the second anniversary of the Effective Date, the Purchaser shall continue to pay the Executive his Base Salary for a period of three (3) years from the date of such termination at the same intervals and amounts as paid prior to termination; and (ii) if the Executive's employment is terminated at any time during the Term, the Purchaser shall continue to pay to Purchaser any Obligations, Delayed Obligations and Postponed Obligations as provided in Section 2.06 of the Agreement.

     (c) The Purchaser shall withhold all applicable federal, state and local taxes, social security and workers' compensation contributions and such other amounts as may be required by law or agreed upon by the parties with respect to the compensation payable to the Executive pursuant to Section 3(a) or otherwise in connection with his employment by the Purchaser.


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

     (d) The Purchaser shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Purchaser, including reasonable travel and entertainment, against receipt by the Purchaser of appropriate vouchers or other proof of the Executive's expenditures and otherwise in accordance with such expense reimbursement policy as may from time to time be adopted by the Board of Directors of the Parent.

     (e) During the Term, the Executive shall be entitled to participate in any group insurance plan or program of the Purchaser now existing or established hereafter that are offered by Purchaser to employees of Purchaser to the extent that he is eligible under the general provisions thereof.

     (f) During the Term, the Executive shall be entitled to participate in all fringe benefit programs of the Purchaser or its Parent now existing or established hereafter on a par with other similarly situated executives of the Purchaser or its Parent; provided that the cost of such benefits shall be charged against the Purchaser, regardless of whether such benefits are offered by Purchaser or Parent.

     (g) During the Term hereof, the Purchaser shall continue to provide to the Executive the leased automobile which was provided to the Executive by Diversified Apparel Group, Ltd. immediately prior to the Executive's employment pursuant to the terms hereof, through the end of the current term of such lease, and shall thereafter provide for the Executive's use of a leased car comparable to the one currently leased. In addition, the Purchaser shall reimburse the Executive for his fuel, oil, parking and insurance expenses incurred in connection with his business use of such automobile during the Term hereof, provided that the Executive presents to the Purchaser valid receipts for such expenses.

     (h) During the Term, the Executive shall be subject to, and shall act in accordance with, the Parent's policies, as amended from time to time.

     (i) Any and all payments provided for under this Agreement which are the responsibility of Purchaser, and which are not paid when due, shall be the responsibility of, and shall timely be paid by, the Parent.

     (j) The Executive agrees that he shall be responsible for payment of any imputed federal or state income taxes in respect of any non-cash compensation.

4.       REPRESENTATIONS AND WARRANTIES

     (a) The Executive hereby represents and warrants to the Purchaser Parties as follows:

                  (i) Neither the execution and delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.


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

                  (ii) The Executive has the full right, power and legal
            capacity to execute and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

                  (iii) The Executive agrees to maintain strict compliance with all federal, state, local and foreign statutes, ordinances, codes, rules and regulations.

     (b) The Purchaser Parties hereby represent and warrant to the Executive as follows:

      (i) Each of the Purchaser Parties is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite powers and authority to own its properties and conduct its business in the manner presently contemplated.

      (ii) Each of the Purchaser Parties has full power and authority to enter into this Agreement and to incur and perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Purchaser Parties enforceable against the Purchaser Parties in accordance with its terms.

      (iii) The execution, delivery and performance by the Purchaser Parties of this Agreement does not conflict with or result in a breach or violation of or constitute a default (whether immediately, upon the giving of notice or lapse of time or both) under any agreement or instrument to which either of the Purchaser Parties is a party or by which either of the Purchaser Parties or any of their properties may be bound or affected.

5.       NON-COMPETITION

     (a) The Executive understands and recognizes that his services to the Purchaser are special and unique and agrees that: (i) during the Term, (ii) for a period of three (3) years following the termination of the Executive's employment (if the Executive's employment terminates for any reason at any time prior to or on the second anniversary of the Effective Date), or (iii) for a period of two (2) years following the termination of the Executive's employment (if his employment terminates after such anniversary), the Executive shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity ("Person"):

                  (1) interfere with customer, licensor or supplier relationships of the Parent or any subsidiary, affiliate, successor or assign (collectively, the "Affiliates"); or

                  (2) enter into or engage in any business that (x) is competitive with the Parent's or its affiliates' businesses and/or (y) relates to the merchandising, sourcing, marketing or distribution of tailored clothing, sportswear, shirts or casual slacks ("Restricted Businesses"), either as an individual for his own account, or as a partner, joint venturer, executive, agent, consultant, salesperson, officer, director or shareholder of a Person operating or intending to operate within the area that the Parent is conducting its business; provided, however, that nothing herein will preclude Executive from holding one percent (1%) or less of the stock of any publicly traded company.

                  (3) Notwithstanding anything contained herein, in the event that the Executive is terminated without cause, the Executive may enter into or engage in the Restricted Businesses provided that the Restricted Businesses are not in any way competitive with the business of Purchaser.

     (b) In the event that Executive breaches any provisions of this Section 5 or there is a threatened breach, then, in addition to any other rights which the Purchaser may have, the Purchaser shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that a proceeding is brought in equity to enforce the provisions of this Section 5, the Executive shall not urge as a defense that there is an adequate remedy at law, nor shall the Purchaser be prevented from seeking any other remedies which may be available.

6.       NON-SOLICITATION

     (a) During the Term and (i) for a period of three (3) years following the termination of the Executive's employment (if the Executive's employment terminates for any reason at any time prior to or on the second anniversary of the Effective Date) or (ii) for a period of two (2) year following the termination of the Executive's employment (if his employment terminates after such anniversary), the Executive shall not, directly or indirectly, without the prior written consent of the Parent:

                  (1) solicit or induce any employee of the Parent or any Affiliate to leave the employ of the Parent or any Affiliate;

                  (2) hire for any purpose any person who is at such time or has been within the preceding six months an employee of the Parent or any Affiliate;

                  (3) solicit or accept employment or maintain any business relationship with any party who, at any time during the Term, was a customer, supplier, licensor or licensee of the Parent or any Affiliate; or

                  (4) solicit or accept the business of any customer, supplier, licensor or licensee of the Parent or any Affiliate with respect to products similar to those supplied by the Parent or any of its Affiliates.

7.       CONFIDENTIAL INFORMATION

         The Executive agrees that during the course of his employment and for a period of five years after termination, he will not disclose or make accessible to any other person any information relating to the Parent or any Affiliate or any of its customers or any other information obtained by Executive during the course of his employment with the Parent or any Affiliate (the "Confidential Information"), except to the extent the same have become generally known to the public other than through a breach of this Section 7. The Executive agrees (i) not to use any such Confidential Information for himself or others during such period and (ii) not to take any such material or reproductions thereof from the Parent or any Affiliate's facilities at any time during his employment by the Parent, except as required in the Executive's duties to the Parent. The Executive agrees immediately to return all such material and reproductions thereof in his possession to the Parent upon request and in any event upon termination of employment.

8.       TERMINATION

(a) The Executive's employment hereunder shall begin on the Effective Date and shall continue for the period set forth in Section 2 hereof unless sooner terminated upon the first to occur of the following events:

                  (i)    The death of the Executive;

                  (ii)   The Disability (as defined below) of the Executive;

                  (iii) Termination by the Board of Directors of the Parent for just cause.

                       Any of the following actions by the Executive shall constitute "just cause":

                     (A) Material breach by the Executive of Sections 5, 6 or 7 of this Agreement;

                     (B) Material breach by the Executive of any provision of this Agreement other than Sections 5, 6 and 7 which is not cured by the Executive within 30 days of written notice thereof from the Parent;

                           (C) Any misconduct or omission on the part of the Executive intended to cause harm to the Parent or any Affiliate;

                           (D) Negligent performance by the Executive of his duties as President of the Purchaser, as determined by the Board after notice to the Executive and an opportunity for the Executive to be heard by the Board; or

                           (E) The conviction of the Executive of (I) any felony or (II) any other crime involving moral turpitude;

         (b) For purposes hereof, a "Disability" of the Executive shall be deemed to have occurred in the event (i) the Executive is absent from work or otherwise substantially unable to assume his normal duties for a period of fifteen (15) successive days or an aggregate of thirty (30) days during any six-month period because of physical or mental disability, accident, illness or other cause other than approved vacation or leave of absence or (ii) the Executive is deemed by a licensed physician designated by the Parent and reasonably acceptable to the Executive to have a permanent disability such that Executive will be unable to perform his duties under this agreement. The Parent shall have the right to have the Executive examined by a competent physician for purposes of determining his physical or mental incapacity.

         (c) The termination of the Executive's employment hereunder shall not effect the rights and obligations of the Executive, the Seller or the Purchaser under the Asset Purchase Agreement.

9.       NOTICES

         Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given: when delivered personally against receipt therefor; one (1) day after being sent by Federal Express or similar overnight delivery; or three (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth below, or to such other address as such party shall give by notice hereunder to the other party.

         If to Purchaser:

                  DAG Acquisition Corp.
                  c/o The Pietrafesa Corporation
                  7400 Morgan Road
                  Liverpool, NY 13090-3900
                  Attn: Richard C. Pietrafesa, Jr.

                  with a copy to:

                  Roberts, Sheridan & Kotel,
                  a Professional Corporation
                  12 East 49th Street
                  New York, NY  10017
                  Attention: L. Kevin Sheridan, Esq.

         If to Executive:

                  Jarrod Nadel
                  Diversified Apparel Group, Ltd.
                  101 West 55th Street, Suite 13H
                  New York, NY  10019

                  with a copy to:

                  J. Jason Kaplan, A.P.C.
                  225 Broadway, suite 1220
                  San Diego, CA  92101
                  Attention: J. Jason Kaplan, Esq.

10.      SEVERABILITY OF PROVISIONS

         If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

11.      ENTIRE AGREEMENT; MODIFICATION

         (a) This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

         (b) The Executive acknowledges that any cash and non-cash compensation received by him prior to the execution of this Agreement shall be applied to the obligations of the Purchaser hereunder.

12.      BINDING EFFECT

         The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Purchaser, its successors and assigns, and upon the Executive and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of the Executive's obligations hereunder may not be transferred or assigned by the Executive.

13.      NON-WAIVER

         The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

14.      GOVERNING LAW

         This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflict of laws.

15.      HEADINGS

         The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

16.      Counterparts.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                      DAG ACQUISITION CORP.


                                      By:_____________________________
                                           Name:
                                           Title:



                                      THE PIETRAFESA CORPORATION


                                      By:_____________________________
                                          Name:
                                          Title:




                                      ________________________________
                                       Jarrod Nadel, in his individual capacity

EXHIBIT A
to Nadel Employment Agreement



                                  JARROD NADEL


PROMISSORY NOTE


                                                              New York, New York
$115,000 Principal Amount                                        March ___, 1999


                  FOR VALUE RECEIVED, the adequacy of which is hereby acknowledged, the undersigned, JARROD NADEL ("Nadel"), hereby promises to pay to DAG ACQUISITION CORP., a Delaware corporation (the "Payee"), at 7400 Morgan Road, Liverpool, NY 13090, the principal sum of One Hundred Fifteen Thousand Dollars ($115,000) in lawful money of the United States of America and in immediately available funds.

         14. Repayment; Interest. (a) Nadel shall repay the full outstanding principal amount of this Note on the earlier to occur of the following (the "Due Date"): (i) the date that the "Obligation" in respect of fiscal year 1999 becomes payable under the Asset Purchase Agreement dated the date hereof, between the Payee, Nadel and Diversified Apparel Group, Ltd. and (ii) May 1, 2000; provided, however, (x) in the event that Seller achieves less than the Pre-Tax Income Target (as defined in the Agreement) but sixty percent (60%) or more of the Pre-Tax Income Target (as defined in the Agreement) in calendar year 1999, the Due Date shall be deferred until the maturity of the related Delayed Obligations (as defined in the Agreement) and (y) in the event that Seller does not achieve at least sixty percent (60%) of the Pre-Tax Income Target (as defined in the Agreement) for calendar year 1999, the principal of, and accrued interest on, this Note shall be due and payable in twenty-four (24) monthly installments with the first date of repayment commencing January 1, 2000; provided further, however, that if Nadel's employment with Payee is terminated for "just cause" (as defined in the Employment Agreement) or as a result of Nadel's resignation, this Note shall become immediately due and payable.

                  (b) If any amount due under this Note is not paid within 5 days after it is due, or if there shall be any other Event of Default (as defined below), the unpaid principal of this Note and any overdue interest shall bear interest at the rate of 10% per annum until such overdue amount is paid in full or the Event of Default is cured, as applicable.

         15. Allocation. All payments made hereunder shall first be applied against any interest then due hereunder and shall then be applied against principal.

         16. Default. The following shall constitute Events of Default:

                  (c) Nonpayment. Nadel's failure to pay when due any payment of principal or interest under this Note, if failure continues for twenty (20) calendar days after the due date of such payment; or

                  (d) Insolvency. Nadel's written admission of his inability to pay his debts as they become due, an assignment by Nadel for the benefit of creditors, Nadel's institution of proceedings under the Federal Bankruptcy Code or any state law for debtor relief, the institution of insolvency proceedings against Nadel (unless these proceedings are dismissed within ninety (90) days of filing), or seizure of substantially all of Nadel's assets.

                  If an Event of Default occurs, Payee may, at its option, declare the outstanding principal of, and any accrued but unpaid interest on, this Note to be immediately due and payable without presentment, demand, protest, or notice of any kind, all of which are expressly waived.

         17. Waiver. No delay or omission of Payee in exercising any right under this Note shall impair or waive such right. Partial exercise of its rights shall not preclude further exercise. No waiver is valid unless made in writing and signed by Payee.

         18. Notices. All communications under this Note shall be in writing, addressed to the appropriate party as follows:

                  (i)      If to Nadel, to:

                           Jarrod Nadel
                           Diversified Apparel Group
                           101 West 55th St., Suite 13H
                           New York, NY 10019
                           Facsimile: (212) 459-1354

                  (ii)     If to Payee, to:

                           DAG Acquisition Corp.
                           c/o The Pietrafesa Corporation
                           7400 Morgan Rd.
                           Liverpool, NY 13090
                           Facsimile: (315) 451-5459

or to such other address as may have been designated in prior notice. Notices may be sent by (a) overnight courier, (b) facsimile transmission (with immediate confirmation thereafter), or (c) registered or certified mail, postage prepaid, return receipt requested; and shall be deemed given (i) in the case of overnight courier, the next business day after the day sent, (ii) in the case of facsimile transmissions, on the date sent, and (iii) in the case of mailing, three (3) business days after being mailed, and otherwise notices shall be deemed to have been given when received. If sent by registered or certified mail, such notice shall be effective when mailed, otherwise it shall be effective upon delivery to said address.

         19. Transferability. Any attempt by Nadel to assign its rights or delegate its duties under this Note without the prior written consent of Payee will be void. Payee may assign and/or pledge this Note and any of Payee's rights hereunder without Nadel's approval.

         20. Governing Law. This Note is made and delivered in New York, New York, and shall be governed by and construed in accordance with the laws of New York State, without regard for its conflicts of laws principles.

         21. Headings. Section headings contained in this Note are intended solely for convenience of reference, and do not themselves constitute a part of this Note.

         22. Severability. If any provision of this Note be invalid or unenforceable, the remainder of this Note shall be enforced to the greatest extent permitted by law.

         23. Consent to Suit; Waiver of Jury Trial. Nadel hereby irrevocably authorizes and empowers any attorney-at-law to appear for Nadel in any action upon or in connection with this Note at any time after this Note becomes due, as herein provided, in any court in or of the State of New York, and waives issuance and service of process with respect thereto. Nadel hereby waives the right to a trial by jury with respect to any action in connection with this Note.


         IN WITNESS WHEREOF, Nadel has executed this Note as of the date first above written.


                                        ----------------------------------------
                                        Jarrod Nadel, in his individual capacity



                                       3